EXHIBIT 23.1

China Fundamental Acquisition Corporation
Central, Hong Kong

We hereby consent to the use in this Prospectus constituting a part of the Registration Statement of our report dated January 10, 2008 (except as to notes 3 and 8 which are as of April 14, 2008) relating to the financial statements of China Fundamental Acquisition Corporation which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO Seidman, LLP
New York, New York
May 13, 2008